Exhibit 10.11

CREDIT AGREEMENT

Dated as of June 29, 2010

Between

WATERMAN STEAMSHIP CORPORATION,

as Borrower

INTERNATIONAL SHIPHOLDING CORPORATION,

as Guarantor

and

REGIONS BANK, as Lender

Relating to a

$46,000,000 Term Loan

TABLE OF CONTENTS

ARTICLE 1 Rules of Construction and Definitions

SECTION 1.1 General Rules of Construction

SECTION 1.2 Definitions

ARTICLE 2 Credit to be Extended Under this Agreement

SECTION 2.1 Loan

SECTION 2.2 Note.

SECTION 2.3 Interest

SECTION 2.4 Prepayments

SECTION 2.5 Place and Time of Payments

SECTION 2.6 Auto Debit Provision

SECTION 2.7 Security

SECTION 2.8 Guaranty Agreement

SECTION 2.9 Origination Fee

ARTICLE 3 Representations and Warranties

SECTION 3.1 Organization, Powers, etc.

SECTION 3.2 Authorization of Borrowing, etc.

SECTION 3.3 Litigation

SECTION 3.4 Agreements.

SECTION 3.5 Federal Reserve Board Regulations

SECTION 3.6 Investment Company Act.

SECTION 3.7 ERNA

SECTION 3.8 Enforceability

SECTION 3.9 Consents, Registrations, Approvals, etc.

SECTION 3.10 Financial Condition

SECTION 3.11 No Misleading Information

SECTION 3.12 Taxes

SECTION 3.13 Patents, Trademarks

SECTION 3.14 Hazardous Substances

SECTION 3.15 Solvency

SECTION 3.16  Foreign Trade Control Regulations

ARTICLE 4 Conditions of Lending

  SECTION 4.1 Representations and Warranties

  SECTION 4.2 No Default

  SECTION 4.3 Intentionally Deleted

  SECTION 4.4 Required Items

  SECTION 4.5 Authorized Representative Certificates

  SECTION 4.6  Other Supporting Documents

ARTICLE 5 Covenants

SECTION 5.1 Existence

SECTION 5.2 Continuation of Current Business, Offices, Name, etc

SECTION 5.3 Sale of Assets, Consolidation, Merger

SECTION 5.4 Accounting Records

SECTION 5.5 Reports to the Lender

SECTION 5.6 Maintenance

SECTION 5.7 Insurance

SECTION 5.8 Payment of Indebtedness, Taxes, etc.

. SECTION 5.9 Litigation Notice.

SECTION 5.10 Visitation

SECTION 5.11 Notice of Default

SECTION 5.12 Further Assurances

SECTION 5.13 Transactions with Related Persons
SECTION 5.14 Use of Credit Proceeds

SECTION 5.15 Financial Covenants

SECTION 5.16 Change in Management

SECTION 5.17 PATRIOT Act

ARTICLE 6 Events of Default

SECTION 6.1 Events of Default

SECTION 6.2 Lender's Remedies on Default

ARTICLE 7 Miscellaneous

SECTION 7.1 Notices

SECTION 7.2 Expenses

SECTION 7.3 Independent Obligations
SECTION 7.4 Heirs, Successors and Assigns

SECTION 7.5 Governing Law

SECTION 7.6 Date of Agreement

SECTION 7.7 Separability Clause

SECTION 7.8 Counterparts
SECTION 7.9 No Oral Agreements

SECTION 7.10 Waiver and Election

SECTION 7.11 No Obligations of Lender; Indemnification
SECTION 7.12 Set-off

SECTION 7.13 Participation

SECTION 7.14 Submission to Jurisdiction

SECTION 7.15 Usury Laws

SECTION 7.16 WAIVER OF TRIAL BY JURY

CREDIT AGREEMENT

THIS CREDIT AGREEMENT ("this Agreement") dated as of June 29, 2010 is between WATERMAN STEAMSIHP CORPORATION, a New York. corporation (the "Borrower"), INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation (the "Guarantor") and REGIONS BANK, an Alabama banking corporation (the "Lender").

Recitals

Capitalized terms used in these Recitals have the meanings defined for them above or in Section 1.2. The Borrower has requested that the Lender extend Credit to the Borrower under this Agreement and the other Credit Documents as described herein. To induce the Lender to extend Credit to the Borrower, the Borrower has agreed to execute and deliver this Agreement to the Lender.

Agreement

NOW, THEREFORE, in consideration of the foregoing Recitals, and to induce the Lender to extend Credit to the Borrower under this Agreement and the other Credit Documents, the Borrower and the Lender hereby agree as follows:

ARTICLE 1

Rules of Construction and Definitions

SECTION 1.1 General Rules of Construction. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) Words of masculine, feminine or neuter gender include the correlative words of other genders. Singular terms include the plural as well as the singular, and vice versa.

(b) All references herein to designated "Articles," "Sections" and other subdivisions or to lettered Exhibits are to the designated Articles, Sections and subdivisions hereof and the Exhibits annexed hereto unless expressly otherwise designated in context. All Article, Section, other subdivision and Exhibit captions herein are used for reference only and do not limit or describe the scope or intent of, or in any way affect, this Agreement.

(c) The terms "include," "including," and similar terms shall be construed as if followed by the phrase "without being limited to."

(d) The terms "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, other subdivision or Exhibit.

(e) All Recitals set forth in, and all Exhibits to, this Agreement are hereby incorporated in this Agreement by reference.

(f) No inference in favor of or against any party shall be drawn from the fact that such party or such party's counsel has drafted any portion hereof.

(g) All references in this Agreement to a separate instrument are to such separate instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

SECTION 1.2 Definitions. As used in this Agreement, the following terms are defined as follows:

(a)            Actual/360 Day Basis means a method of computing interest and other charges on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that the interest accrued for each day will be computed by multiplying the interest rate applicable on that day by the unpaid principal balance on that day and dividing the result by 360.

(b)            Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

(c)            Applicable Margin means two and eight tenths percent (2.8%) per annum.

(d)            Appraisal means a report that (i) determines the Appraised Value of the Vessel, (ii) is issued by a nationally recognized maritime appraiser experienced in appraising vessels of the same type as the Vessel and selected by the Lender, (iii) is prepared annually at the cost and expense of the Borrower, and (iv) is obtained by the Lender within thirty (30) days before each annual anniversary of the Closing Date.

(e)            Appraised Value means the desktop value of the Vessel as determined by the Appraisal.

(f)            Authorized Representative means the director or directors, officer or officers or authorized representatives of the Borrower or Guarantor, as applicable, that are duly authorized to act for such entity in the specified capacity under the Governing Documents or duly adopted resolutions of such entity or applicable law.

(g)            Borrower shall have the meaning attributed to that term in the preamble to this Agreement.

(h)            Business Day means any day, excluding Saturday and Sunday, on which the Lender's main office in Mobile, Alabama, is open to the public for carrying on substantially all of its banking business.

(i)            Capital Expenditures means with respect to Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication), any expenditure for fixed assets or that is properly chargeable to a capital account in accordance with GAAP.

(i)Change of Control means (a) any "person" (as such term is used in Sections
13(d) and 14(d) of the Exchange Act), other than the existing owners, that becomes the beneficial owner (as defmed in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 30% of the total voting power of Guarantor or (b) Guarantor ceases to own, directly or indirectly, 100% of the Borrower or (c) the Board of Directors of the Borrower ceases to consist of a majority of the directors existing on the date hereof or directors nominated by at least two-thirds (2/3) of the then existing directors.

(k) • Closing Date means June 29, 2010.

Consolidated EBITDA means, for any period, with respect to Guarantor and the Subsidiaries, the sum of (without duplication) (a) Consolidated Net Income; (b) all Interest Expense of Guarantor and the Subsidiaries; (c) income taxes of Guarantor and the Subsidiaries; and (d) depreciation and amortization of Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP for such period; provided that if any Subsidiary is not wholly-owned by Guarantor, Consolidated EBrIDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (i) the amount of Consolidated Net Income attributable to such Subsidiary multiplied by (ii) the percentage ownership interest in the income of such Subsidiary not owned by Guarantor on the last day of such period.

(m)            Consolidated Indebtedness means all Indebtedness of Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP.

(n)            Consolidated Net Income means, for any period, the consolidated net income of Guarantor and the Subsidiaries for such period, as shown on the consolidated financial statements of Guarantor and the Subsidiaries delivered in accordance with Section 5.5.

(o)            Consolidated Tangible Net Worth means, with respect to Guarantor and the Subsidiaries, at any date for which a determination is to be made (determined on a consolidated basis without duplication in accordance with GAAP) (a) the amount of capital stock; plus (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); plus (c) deferred charges to the extent amortized and acquired contract costs net of accumulated amortization as stated on the then most recent audited balance sheet of Guarantor; minus (d) the sum of (i) the cost of treasury shares and (ii) the book value of all assets that should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write up in the book value of assets resulting from a revaluation thereof subsequent to December 31, 1996.

(p) Credit means, individually and collectively, all loans, forbearances, renewals, extensions, advances, disbursements and other extensions of credit now or hereafter made by the Lender to or for the account of the Borrower under this Agreement and the other Credit Documents, including the Loan.

(q)            Credit Documents means this Agreement and the documents described in Exhibit A and all other documents now or hereafter executed or delivered in connection with the transactions contemplated thereby.

(r)            Default Rate means a rate of interest equal to two percentage points (200 basis points) in excess of the interest rate otherwise payable on the Loan as set forth in Section 2.3(a), or the maximum rate permitted by law, whichever is less.

(s)            EBITDAR means, with respect to Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication) the sum of (i) Consolidated EBITDA; and (ii) Lease Expense; less maintenance Capital Expenditures (calculated at 30% of their depreciation expense).

(t)            ERISA means the Employee Retirement Income Security Act of 1974, as amended.

(u)            Events of Default is defined in Section 6.1. An Event of Default "exists" if an Event of Default has occurred and is continuing.

(v)            Fixed Charges means with respect to Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication), the sum of (i) Interest Expense; (ii) Lease Expense; and (iii) required principal payments for any outstanding debt during the applicable reporting period.

(w) GA_AP means generally accepted accounting principles for the United States.

(x)            Governing Documents means, with respect to any person that is not a natural person, all organizational and governing documents applicable thereto.

(y)            Governmental Authority means any national, state, county, municipal or other government, domestic or foreign, and any agency, authority, department, commission, bureau, board, court or other instrumentality thereof.

(z)Governmental Requirements means all laws, rules, regulations, ordinances, judgments, decrees, codes, orders, injunctions, notices and demand letters of any Governmental Authority.

(aa) Guarantor shall have the meaning attributed to that term in the preamble to this Agreement.

(bb) Guaranty Agreement means that certain Guaranty Agreement dated of even date herewith executed by the Guarantor in favor of the Lender.

(cc) Hazardous Substances means all pollutants, effluents, contaminants, emissions, toxic or hazardous wastes and other substances, the removal of which is required or the manufacture, use, maintenance, handling, discharge or release of which is regulated, restricted, prohibited or penalized by any Governmental Requirement, or even if not so regulated, restricted, prohibited or penalized, might pose a hazard to the health and safety of the public or the occupants of the property on which it is located or the occupants of the property adjacent thereto, including (1) asbestos or asbestos-containing materials, (2) urea formaldehyde foam insulation, (3) polychlorinated biphenyls (PCBs), (4) flammable explosives, (5) radon gas, (6) laboratory wastes, (7) experimental products, including genetically engineered microbes and other recombinant DNA products, (8) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products and synthetic gas usable as fuel, (9) radioactive materials, and (10) any substance or mixture listed, defined or otherwise determined by any Governmental Authority to be hazardous, toxic or dangerous, or otherwise regulated, affected, controlled or giving rise to liability under any Governmental Requirement.

(dd) Indebtedness means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taldng delivery thereof or the completion of such services, except trade payables, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, and (vii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and
provided further that Indebtedness shall not include any liability for current or deferred federal, state, local or other taxes, or any trade payables.

(ee) Interest Determination Date means the first day of each month in each year.

(if)Interest Expense means, with respect to Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication), interest expense, whether paid or accrued (including the interest component of capitalized leases), on all Indebtedness of Guarantor and the Subsidiaries for such period, net of interest income, all determined in accordance with GAAP.

(gg) Lease Expense means with respect to Guarantor and the Subsidiaries, on a consolidated basis, for any period (without duplication), all amounts payable under any operating leases and time charter agreements which may be classified as operating lease expenses, charter hire expenses or rent as determined in accordance with GAAP during the period in question.

(hh) LIBOR-Based Rate means the per annum rate of interest most recently published in the Bloomberg reporting service or such other financial information reporting service used by the Lender as of the close of business on the Closing Date and on each Interest Determination Date (being the rate quoted for the immediately preceding Business Day) as the London Interbank Offered Rate for U.S. dollar deposits having a term of one month, plus the Applicable Margin. The Lender shall determine the LIBOR-Based Rate on the Closing Date and on each Interest Determination Date.

(ii) Lien means any mortgage, pledge, assignment, charge, encumbrance, lien, security title, security interest or other preferential arrangement.

(jj)Loan is defined in Section 2.1.

(ldc) Loan to Collateral Value means at any time of determination, the outstanding principal balance of the Loan divided by the Appraised Value.

(II) Margin Stock is defined in Regulation U of the Federal Reserve Board, as amended.

(mm) Maturity Date is defined in Section 2.2. (nn) Note is defined in Section 2.2.

(oo) Obligations means (1) the Loan and all other obligations and debts owing to the Lender and arising under the terms of this Agreement, the Note and the other Credit Documents, whether now or hereafter incurred, existing or arising, including the Loan; (2) any sums expended by the Lender in exercising the rights and remedies described in Section 6.2; (3) all accrued interest on the Loan, and all costs, fees, charges and expenses incurred and payable in connection therewith, including fees payable under the terms of, or in connection with, this

Agreement; (4) all other obligations and debts owing to the Lender arising in connection with, ancillary to, or in support of the Loan; (5) the payment and performance of all other indebtedness, obligations and liabilities of the Borrower to the Lender (including obligations of performance) of every ldnd whatsoever, arising directly between the Borrower and the Lender or acquired outright, as a participation or as collateral security from another person by the Lender, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, account party with respect to a letter of credit, indemnitor or otherwise; and (6) all renewals, extensions, modifications and amendments of any of the foregoing, whether or not any renewal, extension, modification or amendment agreement is executed in connection therewith.

(pp) Obligors means the Borrower, Guarantor and any other maker, endorser, surety, guarantor or other person now or hereafter liable for the payment or performance, in whole or in part, of any of the Obligations.

(qq) PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

(rr)Permitted Contest means any appropriate proceeding conducted in good faith by the Borrower to contest any tax, assessment, charge, Lien or similar claim, during the pendency of which proceeding the enforcement of such tax, assessment, charge, Lien or claim is stayed; provided that the Borrower has set aside on its books or, if required by the Lender, deposited as cash collateral with the Lender, adequate cash reserves to assure the payment of any such tax, assessment, charge, Lien or claim.

(ss) Permitted Encumbrances means any Liens and other matters that are described on Schedule I attached hereto.

(ft)Person (whether or not capitalized) includes natural persons, sole proprietorships, corporations, trusts, unincorporated organizations, associations, companies, institutions, entities, joint ventures, partnerships, limited liability companies and Governmental Authorities.

(uu) Prime Rate means that rate of interest designated by the Lender from time to time as its "prime rate," it being expressly understood and agreed that the "prime rate" is merely an index rate used by the Lender to establish lending rates and is not necessarily the Lender's most favorable lending rate, and that changes in the "prime rate" are discretionary with the Lender.

(vv) Property means all property, real and personal, including the Vessel, that is now or hereafter conveyed or assigned to the Lender, or in which the Lender is now or hereafter granted a Lien, as security for any of the Obligations pursuant to the Credit Documents referenced in Exhibit A.

(ww) Resizing Amount is defined in Section 6.1(d).

(xx) Security Documents means all the Credit Documents that now or hereafter grant or purport to grant to Lender any guaranty, collateral or other security for any of the Obligations.

(yy) Solvent means, with respect to any person on a particular date, that as of such date (1) the fair value of the property of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (2) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (3) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person's property would constitute an unreasonably small capital, and (4) such person does not intend to, or believe or reasonably should have believed that it will, incur debts beyond its ability to repay as they become due.

(zz) subsidiary means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other subsidiaries of such Person.

(aaa) Subsidiary(les) means all of the subsidiaries of Guarantor, including the Borrower hereunder.

(bbb) Vessel shall have the meaning attributed to the term "vessel" set forth in the First Preferred Ship Mortgage referenced in Exhibit A attached hereto.

ARTICLE 2

Credit to be Extended

Under this Agreement

SECTION 2.1 Loan. The Lender agrees, upon the terms and subject to the conditions of this Agreement, to make a term loan on the date hereof to the Borrower in the principal amount of $46,000,000 (the "Loan"). The Lender shall make the Loan by crediting the general deposit account of the Borrower with the Lender with the proceeds thereof against delivery to the Lender of the Note referred to in Section 2.2.

SECTION 2.2 Note. The Loan shall be evidenced by a certain promissory note (the "Note"), payable to the order of the Lender, duly executed on behalf of the Borrower, dated the date of this Agreement, in the principal amount of the Loan and satisfactory in form and substance to the Lender. The Note shall be payable as to principal in eighty four (84) consecutive monthly installments, the first eighty three (83) of which shall be in the amount of $255,555.56 each and shall be payable on the first day of each month in each year, beginning August 1, 2010 and continuing to and including June 1, 2017. The final principal installment shall be in the amount of the entire outstanding principal balance and shall be due and payable on July 1, 201.7 (the "Maturity Date"). THE MONTHLY PRINCIPAL INSTALLMENTS WILL NOT FULLY AMORTIZE THE NOTE BY THE MATURITY DATE THEREOF, AND A SUBSTANTIAL "BALLOON PAYMENT" WILL BE DUE ON SAID MATURITY DATE.

SECTION 2.3 Interest

(a) The Note shall bear interest from the Closing Date until payment in full on the unpaid principal balance at the rate per annum equal to the LIBOR-Based Rate. Such interest shall be payable monthly on the first day of each month in each year, commencing on August 1, 2010, and upon payment in full. Interest will be computed on an Actual/360 Day Basis. Any change in the interest rate on the Note because of a change in the LIBOR-Based Rate shall take effect on the Interest Determination Date without notice to the Borrower and without any further action by the Lender. If it is impossible or impractical to obtain the LIBOR-Based Rate for a certain time period, the Loan shall bear interest at the Prime Rate.

(b) If an Event of Default exists, the Note shall bear interest at the Default Rate, until the earlier of (1) such time as all amounts due hereunder are paid in full or (2) no such Event of Default exists.

(c) The Borrower agrees to pay to the Lender, on demand, a late charge equal to five percent (5.0%) of any payment that is not paid within twelve (12) days after it is due. The late charge shall never be less than $10.00 on each payment. This provision shall not be deemed to excuse a late payment or be deemed a waiver of any other right the Lender may have, including the right to declare the entire unpaid principal and interest immediately due and payable and the right to collect interest on any late payment at the Default Rate.

SECTION 2.4 Prepayments. The Borrower may at any time prepay all or any part of the Loan, without premium or penalty, except that partial prepayments shall be in amounts not less than $50,000. Any prepayment shall be accompanied by the payment of accrued interest to the date of prepayment on the principal amount prepaid and shall be paid on any full prepayment of the Note in connection with the termination of this Agreement on the date of such prepayment.

SECTION 2.5 Place and Time of Payments.

(a)All payments by the Borrower to the Lender under this Agreement and the other Credit Documents shall be made in lawful currency of the United States and in immediately available funds to the Lender at its main office in Mobile, Alabama at the hand delivery address set forth in Section 7.1 or at such other address within the continental United States as shall be specified by the Lender by notice to the Borrower. Any payment received by the Lender after 2:00 p.m. (Mobile, Alabama time) on a Business Day (or at any time on a day that is not a Business Day) shall be deemed made by the Borrower and received by the Lender on the following Business Day.

(b) All amounts payable by the Borrower to the Lender under this Agreement or any of the other Credit Documents for which a payment date is expressly set forth herein or therein shall be payable on the specified due date without notice or demand by the Lender. All amounts payable by the Borrower to the Lender under this Agreement or the other Credit Documents for which no payment date is expressly set forth herein or therein shall be payable ten days after written demand by the Lender to the Borrower. The Lender may, at its option, send written notice or demand to the Borrower of amounts payable on a specified due date pursuant to this Agreement or the other Credit Documents, but the failure to send such notice shall not affect or excuse the Borrower's obligation to make payment of the amounts due on the specified due date.

(c) Payments that are due on a day that is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

(d) Except as otherwise required by law, payments received by the Lender shall be applied first to expenses, fees and charges, then to interest and finally to principal.

SECTION 2.6 Auto Debit Provision. The Borrower hereby authorizes the Lender to initiate entries to the checking or savings account of Borrower held with the Lender for the purpose of making the payments due hereunder. The Borrower further authorizes the Lender to withdraw these payments from said account. The Borrower acknowledges that this authorization may be revoked at any time by providing written notice thereof to the Lender in such time and manner as to afford the Lender a reasonable opportunity to act thereupon.

SECTION 2.7 Security. The security for the Obligations shall include the Property and other security granted to the Lender under the Security Documents described in Exhibit A. The Security Documents shall be valid and binding as security for the aggregate amount of the Obligations outstanding from time to time, whether or not the full amount of the Credit is actually advanced by the Lender to the Borrower.

SECTION 2.8 Guaranty Agreement. Concurrently with the execution of this Agreement, the Guarantor is executing and delivering to the Lender a Guaranty Agreement pursuant to which the Guarantor is unconditionally guaranteeing the payment to the Lender, when and as due and payable, of the Obligations.

SECTION 2.9 Origination Fee. The Borrower will pay the Lender an origination fee equal to $230,000 which fee shall be payable on the Closing Date and will be fully earned and non-refundable as of such date.

ARTICLE 3

Representations and Warranties

The Borrower represents and warrants to the Lender as follows: SECTION 3.1 Organization, Powers, etc.

(a) It is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

(b) It has the requisite power and authority to own its properties and to carry on its business as now being conducted and is duly qualified or registered to do business in every jurisdiction where the character of its properties or the nature of its activities makes such qualification or registration necessary.

(c) It has the requisite power to execute, deliver and perform any Credit Documents to which it is a party.

SECTION 3.2 Authorization of Borrowing, etc. The execution, delivery and performance of any Credit Documents to which it is a party (a) have been duly authorized by all requisite action (including any necessary shareholder action), and (b) will not violate any Governmental Requirement, its Governing Documents or any indenture, agreement or other instrument to which it is a party, or by which it or any of its properties are bound, or be in conflict with, result in a breach of or constitute a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien, upon any of its properties except as contemplated by the Credit Documents.

SECTION 3.3 Litigation. There are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or, to the best of its knowledge, threatened against or affecting it, by or before any Governmental Authority, that involve any of the transactions contemplated by the Credit Documents or the possibility of any judgment or liability that might reasonably be expected to result in any material adverse change in its business, operations, properties or condition, financial or otherwise; and it is not, to the best of its knowledge, in default with respect to any Governmental Requirement.

SECTION 3.4 Agreements. It is not a party to any agreement or instrument, or subject to any restriction in its Governing Documents that materially and adversely affects its business, operations, properties or condition, financial or otherwise, and it is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default might reasonably be expected to have a material adverse effect upon its business, operations, properties or condition, financial or otherwise.

SECTION 3.5 Federal Reserve Board Regulations. It does not intend to use any part of the proceeds of the Credit, and has not incurred any indebtedness to be reduced, retired or purchased by it out of such proceeds, for the purpose of purchasing or carrying any Margin Stock, and it does not own and has no intention of acquiring any such Margin Stock.

SECTION 3.6 Investment Company Act. It is not an "investment company," or a company "controlled" by an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

SECTION 3.7 ERISA.

(a) The execution and delivery of this Agreement and the issuance and delivery of the Note as contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Internal Revenue Code, as amended.

(b) Based on ERISA and the regulations and published interpretations thereunder, it is in compliance in all material respects with the applicable provisions of ERISA.

(c) No "Reportable Event," as defined in Section 4043(b) of Title IV of ERISA, has occurred with respect to any plan maintained by it.

SECTION 3.8 Enforceability. Any Credit Documents to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally and by general principles of equity, whether considered in a proceeding at law or in equity.

SECTION 3.9 Consents, Registrations, Approvals, etc. No registration with or consent or approval of, or other action by, any Governmental Authority is required for the execution, delivery and performance of any Credit Documents to which it-is a party.

SECTION 3.10 Financial Condition.

(a) Guarantor's consolidated financial statements that have been furnished to the Lender were prepared in conformity with GAAP consistently applied throughout the periods involved, are in accordance with its books and records, are correct and complete and present fairly its financial condition as of the date or dates indicated and for the periods involved in accordance with GAAP applied on a consistent basis.

(b) Since the date of such financial statements no material adverse change in Guarantor's consolidated financial condition, business or operations has occurred.

(c) Guarantor has no liability, direct or contingent, that is material in amount and that is not reflected in its consolidated financial statements.

(d) It has good and marketable title to all its properties and assets reflected on the financial statements except for properties and assets disposed of since the date thereof as no longer used or useful in the conduct of its business or disposed of in the ordinary course of its business.

(e) All such properties and assets are free and clear of all Liens, except as otherwise permitted or required by the provisions of this Agreement and the other Credit Documents.

SECTION 3.11 No Misleading Information. To the best knowledge of the Borrower, neither this Agreement nor any of the other Credit Documents, nor any certificate, written statement or other document furnished to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact known to the Borrower that the Borrower has not disclosed to the Lender that materially adversely affects or, so far as the Borrower can now reasonably foresee, will materially adversely affect the properties, or financial or other condition of the Borrower or the ability of the Borrower to perform its obligations hereunder and under the other Credit Documents.

SECTION 3.12 Taxes.

(a) It has filed or caused to be filed all tax returns that, to the knowledge of its officers, are required to be filed with any Governmental Authority, and it has paid or has caused to be paid all taxes as shown as due on said returns or on any assessment received by it.

(b) It has reserves that are believed by its officers to be adequate for the payment of additional taxes for years that have not been audited by the respective tax authorities.

(c) All payments made or to be made by it under or pursuant to this Agreement and the Note shall be made free and clear of, and without deduction or withholding for an account of, any taxes.

SECTION 3.13 Patents, Trademarks. It owns, or possesses the right to use, all the patents, trademarks, service marks, trade names, copyrights, franchises, consents, authorizations and licenses and rights with respect to the foregoing, necessary for the conduct of its business as now conducted and proposed to be conducted, without any known conflict with the rights of others.

SECTION 3.14 Hazardous Substances.

(a)Except as otherwise disclosed in writing to the Lender, it has never caused or permitted any Hazardous Substance to be placed, held, located, released or disposed of in violation of any Governmental Requirement on, under or at any real property legally or beneficially owned, leased or operated by it, and such property has never been used by it or, to the best of its knowledge, by any other person as a dump site or permanent or temporary storage site for any Hazardous Substance, in violation of any Governmental Requirement.

(b)To the best of its knowledge and except as otherwise disclosed in writing to the
Lender, it has no liabilities with respect to Hazardous Substances, and no facts or circumstances exist that could give rise to liabilities with respect to Hazardous Substances.

SECTION 3.15 Solvency. It is and will remain Solvent, taking into account the transactions contemplated by the Credit Documents.

SECTION 3.16 Foreign Trade Control Regulations. To the best of its knowledge, none of the transactions contemplated herein will violate the provisions of any statute or regulation enacted to prohibit or limit economic transactions with certain foreign Persons including any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Page 500, as amended).

ARTICLE 4

Conditions of Lending

The obligation of the Lender to lend hereunder is subject to the following conditions precedent:

SECTION 4.1 Representations and Warranties. On and as of the Closing Date, the representations and warranties set forth in Article 3 must be true and correct with the same effect as though they had been made on and as of such date, except to the extent that they expressly relate to an earlier date.

SECTION 4.2 No Default. On and as of the Closing Date, the Borrower must be in compliance with all the terms and provisions set forth in this Agreement on its part to be observed or performed, and no Event of Default, nor any event that upon notice or lapse of time or both would constitute an Event of Default, may exist.

SECTION 4.3 Intentionally Deleted.

SECTION 4.4 Required Items. On and as of the Closing Date, the Lender must have received all financial statements, reports and other items required as of that date under Article 2 and Article 5 of this Agreement.

.SECTION 4.5 Authorized Representative Certificates. On and as of the Closing Date the Borrower must have delivered to the Lender the following certificates executed by the appropriate Authorized Representatives of the Borrower, each of which certificates must be of a current date and must be satisfactory in form and substance to the Lender: (a) a certificate confirming compliance by the Borrower with the conditions precedent set forth in Sections 4.1 and 4.2; (b) a certificate certifying as in full force and effect resolutions of the directors, shareholders or other appropriate persons under the Governing Documents and applicable law authorizing the transactions contemplated by the Credit Documents and authorizing certain Authorized Representatives of the Borrower to execute the Credit Documents on behalf of the Borrower and to act on behalf of the Borrower with respect to the Credit Documents, including the authority to request disbursements of the proceeds of the Credit and to direct the disposition of such proceeds; and (c) a certificate certifying as true and correct attached copies of the Governing Documents of the Borrower and the incumbency and signature of each Authorized Representative of the Borrower specified in said resolutions. The Lender may conclusively rely on the certified resolutions described in Section 4.5(b) as to all actions on behalf of the Borrower by the Authorized Representatives specified therein until the Lender receives further duly adopted resolutions cancelling or amending the prior resolutions.

SECTION 4.6 Other Supporting Documents. The Lender must receive on or before the Closing Date the following, each of which must be satisfactory to the Lender in form and content, (a) such legal opinions, certificates, proceedings, instruments and other documents as the Lender or its counsel may reasonably request to evidence (1) compliance by the Borrower and all other parties to the Credit Documents with legal requirements, (2) the truth and accuracy as of the Closing Date of the respective representations thereof contained in the Credit Documents, and (3) the due performance or satisfaction by such parties at or prior to the Closing Date of all agreements then required to be performed and all conditions then required to be satisfied by them pursuant to the Credit Documents, and (b) such additional supporting documents as the Lender or its counsel may reasonably request.

ARTICLE 5

Covenants

Each of the Borrower and the Guarantor covenants and agrees that the Borrower and/or Guarantor, as applicable, shall:

SECTION 5.1 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises and comply with all applicable Governmental Requirements.

SECTION 5.2 Continuation of Current Business, Offices, Name, etc.  Not, without the prior written consent of the Lender, such consent not to be nnreasonably withheld, (a) engage in any business other than the business now being conducted by it and other businesses directly related thereto; (b) change its name or conduct its business in any name other than its current name; or (c) enter into (1) any agreement whereby the management, supervision or control of its business is delegated to or placed in any person other than its governing body and officers or (2) any contract or agreement whereby any of its principal functions are delegated to or placed in any agent or independent contractor.

SECTION 5.3 Sale of Assets, Consolidation, Merger. Not (a) other than as reasonably acceptable to the Lender, sell or otherwise dispose of all or a substantial part of its properties or assets to any person; or (b) consolidate with, merge into or participate in a statutory share exchange with any other person, or permit another person to merge into it, other than consolidations, mergers or statutory share exchanges with any other Subsidiary.

SECTION 5.4 Accounting Records. Keep proper books of record and account in which full, true and correct entries are made in accordance with GAAP applied on a consistent basis.

SECTION 5.5 Reports to the Lender. Furnish to the Lender:

(a) within 90 days after the end of each fiscal year, consolidated financial statements

(including a consolidated balance sheet and the related statements of income, cash flows and retained earnings) of Guarantor for such fiscal year, together with statements in comparative form for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP consistently applied throughout the periods involved, and audited and certified by independent certified public accountants of recognized standing selected by Guarantor and satisfactory to the Lender (the form of such certification also to be satisfactory to the Lender);

(b) within 45 days after the end of each of the first three quarters of each fiscal year,

consolidated financial statements of Guarantor similar to those referred to in Section 5.5(a) for such quarter and for the period beginning on the first day of the fiscal year and ending on the last day of such quarter, unaudited but certified by an Authorized Representative of Guarantor;

(c) not later than 45 days after the end of each of the first three quarters of each fiscal year (commencing with the quarter ending September 30, 2010) and 90 days after the end of each fiscal year, a compliance certificate duly executed by an Authorized Representative of Guarantor substantially in the form of Exhibit B attached hereto;

(d) with the financial statements submitted under Section 5.5(a) and 5.5(b), a

• certificate signed by the party certifying said statement to the effect that no Event of Default, nor any event that, upon notice or lapse of time or both, would constitute an Event of Default, exists or, if any such Event of Default or event exists, specifying the nature and extent thereof;

(e) promptly upon receipt thereof, copies of all other reports, management letters and other documents submitted to it by independent accountants in connection with any annual or interim audit of its books made by such accountants; and

(f) as soon as practical, from time to time, such other information regarding its operations, business affairs and financial condition as the Lender may reasonably request.

SECTION     5.6 Maintenance. Maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements,. betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 5.7 Insurance. Maintain (a) adequate insurance on its properties and the Vessel to such extent and against such risks, including fire, as is customary with companies in the same or a similar business, (b) necessary worker's compensation insurance, and (c) such other insurance as may be required by law or as may reasonably be required in writing by the Lender.

SECTION 5.8 Payment of Indebtedness, Taxes, etc. (a) Pay its indebtedness and obligations in accordance with normal terms; (b) pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its properties before they become in default, except any such tax, assessment or governmental charge that is subject to a Permitted Contest; and (c) pay all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a Lien upon any of its properties, except any such claim that is subject to a Permitted Contest.

SECTION 5.9 Litigation Notice. Promptly notify the Lender of any action, suit or proceeding at law or in equity or by or before any Governmental Authority that, if adversely determined, might reasonably be expected to impair its ability to perform its obligations under any of the Credit Documents to which it is a party, might reasonably be expected to impair its right to carry on its business substantially as now conducted, or might reasonably be expected to materially and adversely affect its business, operations, properties or condition, financial or otherwise.

SECTION 5.10 Visitation. Permit representatives of the Lender from time to time to visit and inspect any of its offices and properties and to examine its assets and books of account and to discuss its affairs, finances and accounts with and be advised as to the same by its officers, all at such reasonable times and intervals as the Lender may desire.

SECTION 5.11 Notice of Default. Promptly notify the Lender of the existence of any Event of Default, or any event that upon notice or lapse of time or both would constitute an Event of Default.

SECTION 5.12 Further Assurances. At its cost and expense, upon request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, to the Lender such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Lender or its counsel to carry out more effectively the provisions and purposes of the Credit Documents.

SECTION 5.13 Transactions with Related Persons. Not enter into any transaction with any Obligor or any officer, director, partner, member or Affiliate unless the terms of that transaction are no less favorable to it than those that would be obtained on an arms-length basis.

01977418.2

SECTION 5.14 Use of Credit Proceeds. Not, directly or indirectly use any part of the proceeds of the Credit (a) for any purpose other than the refinance of existing indebtedness, or (b) without limiting the generality of the foregoing, for the purpose of purchasing or carrying any Margin Stock, or of reducing, retiring or purchasing any indebtedness incurred for such purpose; or take any other action that would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation issued thereunder, including Regulation U or Regulation X of the Federal Reserve Board, in connection with the transactions contemplated hereby; provided, however, that nothing set forth in this Section 5.14 or elsewhere in this Agreement shall be construed as imposing any duty on the Lender to supervise the use or application of the Credit proceeds or any liability on the Lender to any person if the Credit proceeds are not used for the purposes set forth in this Agreement.

SECTION 5.15 Financial Covenants.

(a)            Dividends or Distributions. Not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to pay dividends or make any other distributions on its capital stock or limited liability company interests, as the case may be.

(b)            Indebtedness. Not incur any new Indebtedness (excluding any Indebtedness pursuant to this Agreement) other than Indebtedness incurred to finance the acquisition and/or construction of any vessels, provided that the principal amount of such Indebtedness shall not exceed eighty percent (80%) of such acquisition and/or construction price, unless such Indebtedness is fully subordinated to all existing Indebtedness and the Obligations.

(c) Liens. Not incur, create, assume or permit to exist any Lien on any of its properties, now or hereafter owned, other than:

(1)	Liens securing the payment of obligations permitted under Section 5.8(b);

(2)	Liens securing the payment of Indebtedness incurred pursuant to Section 5.15(b);

(3)	other Permitted Encumbrances;

(4)
deposits under workmen's compensation, unemployment insurance and Social Security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(5)
Liens imposed by law, such as carriers', warehousemen's or mechanics' liens, or liens for crew's wages or salvage, incurred in good faith in the ordinary course of business and that are not delinquent or that are subject to Permitted Contests, and any Lien arising out of a judgment or award not exceeding $500,000 with respect to which an appeal is being prosecuted, a stay of execution pending such appeal having been secured;

(6)	Liens in favor of the Lender;

(7)	Liens for taxes, assessments or other governmental charges or levies that are not delinquent or that are subject to Permitted Contests;

(8)
purchase money Liens on equipment (arising substantially contemporaneously with the purchase of such equipment) acquired in the ordinary course of business to secure the purchase price of such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or any Lien existing on the equipment at the time of its acquisition, provided that (A) the indebtedness secured by such Lien does not exceed the purchase price or fair market value, whichever is less, of the equipment so acquired at the time of its acquisition, (B) the equipment is used or useful in the ordinary course of business of the acquiring person, and (C) the Lien does not cover any property other than the equipment so acquired; and

(9)	Liens against the Property that are permitted to exist pursuant to the terms of the Credit Documents.

(d)            Guaranties. Not guarantee, endorse, become surety for or otherwise in any way become or be responsible for the indebtedness, liabilities or obligations of any third party.

(e)            Subordination of Inter-Company Indebtedness. With respect to the Borrower, ensure that, upon the occurrence and continuation of an Event of Default, no payments are made on any inter-company Indebtedness until such time as the Obligations have been paid in full.

(f)            Solvency. Continue to be Solvent.

(g)            Consolidated Indebtedness to Consolidated EBITDA Ratio. Maintain, on a consolidated basis, a ratio of Consolidated Indebtedness to Consolidated EBITDA of not more than 4.25 to 1.00 for Guarantor and the Subsidiaries through the Maturity Date, as measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial infoimation is available.

(h)            Working Capital. Maintain on a consolidated basis for Guarantor and the Subsidiaries a ratio of current assets to current liabilities of not less than 1.00 to 1.00, as measured at the end of each fiscal quarter.

(i)            Consolidated Tangible Net Worth. Maintain a Consolidated Tangible Net Worth, as measured at the end of each fiscal quarter, in an amount of not less than the sum of

One Hundred Sixty Million Dollars ($160,000,000) and fifty percent (50%) of all net income of Guarantor and the Subsidiaries (on a consolidated basis) earned after July 1, 2005.

(j)           Consolidated EBITDA to Interest Expense. Maintain a ratio of Consolidated EBITDA to Interest Expense of not less than 2.50 to 1.00, measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

(k)           EBITDAR to Fixed Charges. Maintain a ratio of EBITDAR to Fixed Charges of not less than 1.40 to 1.00, for Guarantor and the Subsidiaries on a consolidated basis as measured at the end of each fiscal quarter based on the four most recent fiscal quarters for which financial information is available.

(I)Loan to Collateral Value. Maintain a Loan to Collateral Value ratio that is less than or equal to seventy five percent (75%) as measured on each annual anniversary of the Closing Date.

(m)            Fiscal Year. Not change its fiscal year.

(n)            Change of Control. In the case of Guarantor, cause or permit a Change of Control.

SECTION 5.16 Change in Management. Promptly notify the Lender of any change in directors or the senior executive officers of the Borrower.

SECTION 5.17 PATRIOT Act.

(1) Neither the Borrower nor the Guarantor (i) is or will become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages or will engage in any dealings or transactions prohibited by Section 2 of such Executive Order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) will otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(2) The Borrower and the Guarantor are in compliance in all material respects with the PATRIOT Act. No part of the proceeds of the Loan hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6
Events of Default

SECTION 6.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (an "Event of Default") under this Agreement (whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any Governmental Requirement):

(a) any representation or warranty made in this Agreement or in any of the other Credit Documents shall prove to be false or misleading in any material respect as of the time made; or

(b) any report, certificate, financial statement or other instrument furnished in connection with the Credit, this Agreement or any of the other Credit Documents, shall prove to be false or misleading in any material respect as of the time furnished; or

(c) default shall be made in the payment when due of any of the Obligations; or

(d) default shall be made in the due observance or performance of any covenant,

condition or agreement on the part of the Borrower or the Guarantor to be observed or performed pursuant to the terms of Sections 5.2, 5.3 and 5.15 hereof; except that in the event that the Borrower fails to satisfy the covenant set forth in Section 5.15(1), an Event of Default shall be deemed to have occurred only if within ten (10) days of receipt of written notice of such default from the Lender, the Borrower has not either (a) made a prepayment of the outstanding principal balance of the Loan in an amount sufficient to result in compliance with such covenant (the "Resizing Amount"), in which event the amount of the Loan shall automatically be reduced by the amount of the Resizing Amount, or (b) deposited cash in an amount equal to the Resizing Amount into an account (the "Deposit") to be pledged to and maintained with the Lender (which the Borrower hereby agrees shall serve as additional collateral for the Loan) until the Borrower complies with the covenant set forth in Section 5.15(1), at which time the Deposit shall be returned to the Borrower; or

(e) default shall be made in the due observance or performance of any covenant,

condition or agreement on the part of the Borrower or the Guarantor to be observed or performed pursuant to the terms of this Agreement (other than any covenant, condition or agreement, default in the observance or performance of which is elsewhere in this Section 6.1 specifically dealt with) and such default shall continue unremedied until the first to occur of (1) the date that is 30 days after written notice by the Lender to the Borrower or the Guarantor or (2) the date that is 30 days after the Borrower or Guarantor first obtains knowledge thereof; or

(f) failure of Borrower or Guarantor to timely perform any covenant in the Credit

Documents requiring the furnishing of notices, financial reports or other information to the Lender within ten (10) Business Days of when due; or

(g) any default or event of default, as therein defined, shall occur under any of the other Credit Documents (after giving effect to any applicable notice, grace or cure period specified therein); or

(h) (1) default shall be made with respect to any Indebtedness (other than the

Obligations) of any Obligor, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity, or (2) any such Indebtedness shall not be paid when due (after giving effect to any applicable notice, grace or cure periods); or

(i) any Obligor shall (1) apply for or consent to the appointment of a receiver,

trustee, liquidator or other custodian of such Obligor or any of such Obligor's properties or assets, (2) fail or admit in writing such Obligor's inability to pay such Obligor's debts generally as they become due, (3) make a general assignment for the benefit of creditors, (4) suffer or permit an order for relief to be entered against such Obligor in any proceeding under the federal Bankruptcy Code, or (5) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against such Obligor in any proceeding under any such law or statute, or if action shall be taken by any Obligor for the purpose of effecting any of the foregoing; or

a petition shall be filed, without the application, approval or consent of any Obligor in any court of competent jurisdiction, seeking bankruptcy, reorganization, rearrangement, dissolution or liquidation of such Obligor or of all or a substantial part of the properties or assets of such Obligor, or seeking any other relief under any law or statute of the type referred to in Section 6.1(i)(5) against such Obligor, or the appointment of a receiver, trustee, liquidator or other custodian of such Obligor or of all or a substantial part of the properties or assets of such Obligor, and such petition shall not have been stayed or dismissed within 30 days after the filing thereof; or

(k)any Obligor shall be dissolved or liquidated or cease to be Solvent or suspend business; or

(1)any writ of execution, attachment or garnishment shall be issued against the assets of any Obligor and such writ of execution, attachment or garnishment shall not be dismissed, discharged or quashed within 30 days of issuance; or

(m) any final judgment for the payment of money (not paid or fully covered by insurance, subject to applicable deductibles) in excess of an aggregate of $2,500,000 shall be rendered against any Obligor and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed.

01977418.2
SECTION 6.2 Lender's Remedies on Default.

If an Event of Default exists, or any event exists that upon notice or lapse of time or both would constitute an Event of Default, the Lender shall have no obligation to extend any further Credit hereunder. If an Event of Default exists under Section 6.1(i) or 6.1(j), all of the Obligations shall automatically become immediately due and payable. If any other Event of Default exists, the Lender may, by written notice to the Borrower, declare any or all of the Obligations to be immediately due and payable, whereupon they shall become immediately due and payable. Any such acceleration (whether automatic or upon notice) shall be effective without presentment, demand, protest or other action of any kind, all of which are hereby expressly waived, anything contained herein or in any of the other Credit Documents to the contrary notwithstanding. If an Event of Default exists, the Lender may exercise any of its rights and remedies on default under the Credit Documents or applicable law.

ARTICLE 7          Miscellaneous SECTION 7.1 Notices.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement or the other Credit Documents to be made upon, given or furnished to, or filed with, the Borrower or the Lender must (except as otherwise provided in this Agreement or the other Credit Documents) be in writing and be delivered by one of the following means: (1) by personal delivery at the hand delivery address specified below, (2) by first-class, registered or certified mail, postage prepaid and addressed as specified below, or (3) if facsimile transmission facilities for such party are identified below or pursuant to a separate notice from such party, sent by facsimile transmission to the number specified below or in such notice.

(b) The hand delivery address, mailing address and (if applicable) facsimile transmission number for receipt of notice or other documents by such parties are as follows:

Borrower

By hand and mail:

11 North Water Street
Suite 18290
Mobile, Alabama 36602
Attention: Chief Financial Officer

By facsimile: 251-706-0756

Lender

By hand and mail:

11 North Water Street
RSA Tower 26th Floor
Mobile, Alabama 36602 Attention:James Currie

By facsimile: (251) 690-1588 With a copy to:

J. Kris Lowry
Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203-2618

By facsimile: (205) 254-1999

Any of such parties may change the address or facsimile transmission notice for receiving any such notice or other document by giving notice of the change to the other parties named in this Section 7.1.

(c) Any such notice or other document shall be deemed delivered when actually received by the party to whom directed (or, if such party is not a natural person, to an officer, director, partner, member or other legal representative of the party) at the address or number specified pursuant to this Section 7.1, or, if sent by mail, three Business Days after such notice or document is deposited in the United States mail, addressed as provided above.

(d) Five Business Days' written notice to the Borrower as provided above shall constitute reasonable notification to the Borrower when notification is required by law; provided, however, that nothing contained in the foregoing shall be construed as requiring five Business Days' notice if, under applicable law and the circumstances then existing, a shorter period of time would constitute reasonable notice.

SECTION 7.2 Expenses.. The Borrower shall promptly on demand pay all costs and expenses, including the fees and disbursements of counsel to the Lender, incurred by the Lender in connection with (a) the extension of the Credit and the administration or collection of the Obligations, (b) the negotiation, preparation and review of the Credit Documents (whether or not the transactions contemplated by this Agreement shall be consummated), (c) the enforcement of any of the Credit Documents, (d) the custody and preservation of the Vessel, (e) the protection or perfection of the Lender's rights and interests under the Security Documents in the Property, (f) the filing or recording of the Security Documents or any related financing, continuation or termination statements, or similar documents (including any stamp, documentary, mortgage, recording and similar taxes and fees), (g) the exercise by or on behalf of the Lender of any of its rights, powers or remedies under the Credit Documents, (h) the compliance by the Lender with any Governmental Requirements with respect to any of the Credit Documents, and (i) the prosecution or defense of any action or proceeding by or against the Lender, the Borrower, any Obligor, or any one or more of them, concerning any matter related to this Agreement or any of the other Credit Documents, or any of the Obligations. All such amounts shall bear interest from the date demand is made at the Default Rate and shall be included in the Obligations. The Borrower's obligations under this Section 7.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 7.3 Independent Obligations. The Borrower agrees that each of the obligations of the Borrower to the Lender under this Agreement may be enforced against the Borrower without the necessity of joining any other Obligor or any other person, as a party.

SECTION 7.4 Heirs, Successors and Assigns. Whenever in this Agreement any party hereto is referred to, such reference shall be deemed to include the heirs, successors and assigns of such party, except that the Borrower may not assign or transfer this Agreement without the prior written consent of the Lender; and all covenants and agreements of the Borrower contained in this Agreement shall bind the Borrower's heirs, successors and assigns and shall inure to the benefit of the successors and assigns of the Lender.

SECTION 7.5 Governing Law. This Agreement and the other Credit Documents shall be construed in accordance with and governed by the internal laws of the State of Alabama (without regard to conflict of law principles) except as required by mandatory provisions of law, foreign or otherwise.

SECTION 7.6 Date of Agreement. The date of this Agreement is intended as a date for the convenient identification of this Agreement and is not intended to indicate that this Agreement was executed and delivered on that date.

SECTION 7.7 Separability Clause. If any provision of the Credit Documents shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original, but all such counterparts shall together constitute but one and the same agreement.

SECTION 7.9 No Oral Agreements. This Agreement is the final expression of the agreement between the parties hereto, and this Agreement may not be contradicted by evidence of any prior oral agreement between such parties. All previous oral agreements between the parties hereto have been incorporated into this Agreement and the other Credit Documents, and there is no unwritten oral agreement between the parties hereto in existence.

SECTION 7.10 Waiver and Election. The exercise by the Lender of any option given under this Agreement shall not constitute a waiver of the right to exercise any other option. No failure or delay on the part of the Lender in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No modification, termination or waiver of any provisions of the Credit Documents, nor consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by an authorized representative of the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

SECTION 7.11 No Obligations of Lender; Indemnification. The Lender does not by virtue of this Agreement or any of the transactions contemplated by the Credit Documents assume any duties, liabilities or obligations with respect to any property now or hereafter granted to it as collateral for any of the Obligations imless expressly assumed by the Lender under a separate agreement in writing, and the Credit Documents shall not be deemed to confer on the Lender any duties or obligations that would make the Lender directly or derivatively liable for any person's negligent, reckless or willful conduct. The Borrower agrees to indemnify and hold the Lender harmless against and with respect to any damage, claim, action, loss, cost, expense, liability, penalty or interest (including attorney's fees) and all costs and expenses of all actions, suits, proceedings, demands, assessments, claims and judgments directly or indirectly resulting from, occurring in connection with, or arising out of: (a) any inaccurate representation made by the Borrower or any Obligor in this Agreement or any other Credit Document; and (b) any breach of any of the warranties or obligations of the Borrower or any Obligor* under this Agreement or any other Credit Document. The provisions of this Section 7.11 shall survive the payment of the Obligations in full and the termination of this Agreement and the other Credit Documents.

SECTION 7.12 Set-off. While any Event of Default exists, the Lender is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such Obligations may be unrnatured. The rights of the Lender under this Section 7.12 are in addition to all other rights and remedies (including other rights of set-off or pursuant to any banker's lien) that the Lender may have.

SECTION 7.13 Participation. The Borrower understands that the Lender may from time to time enter into a participation agreement or agreements with one or more participants pursuant to which each such participant shall be given a participation in the Credit and that any such participant may from time to time similarly grant to one or more subparticipants subparticipations in the Credit. The Borrower agrees that any participant or subparticipant may exercise any and all rights of banker's lien or set-off with respect to the Borrower, as fully as if such participant or subparticipant had made a loan directly to the Borrower in the amount of the participation or subparticipation given to such participant or subparticipant in the Credit. For the purposes of this Section 7.13 only, the Borrower shall be deemed to be directly obligated to each participant or subparticipant in the amount of their participating interest in the amount of the Credit and any other Obligations. Nothing contained in this Section 7.13 shall affect the Lender's right of set-off (under Section 7.12 or applicable law) with respect to the entire amount of the Obligations, notwithstanding any such participation or subparticipation. The Lender may divulge to any participant or subparticipant all information, reports, financial statements, certificates and documents obtained by it from the Borrower or any other person under any provision of this Agreement or otherwise.

SECTION 7.14 Submission to Jurisdiction. The Borrower irrevocably (a) acknowledges that this Agreement will be accepted by the Lender and performed by the Borrower in the State of Alabama; (b) submits to the jurisdiction of each state or federal court sitting in Mobile County, Alabama (collectively, the "Courts") over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Credit Documents (individually, an "Agreement Action"); (c) waives, to the fullest extent permitted by law, any objection or defense that the Borrower may now or hereafter have based on improper venue, lack of personal jurisdiction, inconvenience of forum or any similar matter in any Agreement Action brought in any of the Courts; (d) agrees that final judgment in any Agreement Action brought in any of the Courts shall be conclusive and binding upon the Borrower and may be enforced in any other court to the jurisdiction of which the Borrower is subject, by a suit upon such judgment; (e) consents to the service of process on the Borrower in any Agreement Action by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the Borrower at the Borrower's address designated in or pursuant to Section 7.1; (f) agrees that service in accordance with Section 7.14(e) shall in every respect be effective and binding on the Borrower to the same extent as though served on the Borrower in person by a person duly authorized to serve such process; and (g) AGREES THAT THE PROVISIONS OF THIS SECTION, EVEN IF FOUND NOT TO BE STRICTLY ENFORCEABLE BY ANY COURT, SHALL CONSTITUTE "FAIR WARNING" TO THE BORROWER THAT THE EXECUTION OF THIS AGREEMENT MAY SUBJECT THE BORROWER TO THE JURISDICTION OF EACH STATE OR FEDERAL COURT SITTING IN MOBILE COUNTY, ALABAMA WITH RESPECT TO ANY AGREEMENT ACTIONS, AND THAT IT IS FORESEEABLE BY THE BORROWER THAT THE BORROWER MAY BE SUBJECTED TO THE JURISDICTION OF SUCH COURTS AND MAY BE SUED IN

THE STATE OF ALABAMA IN ANY AGREEMENT ACTIONS. Nothing in this Section 7.14 shall limit or restrict the Lender's right to serve process or bring Agreement Actions in manners and in courts otherwise than as herein provided.

SECTION 7.15 Usury Laws. Any provision of this Agreement or any of the other Credit Documents to the contrary notwithstanding, the Borrower and the Lender agree that they do not intend for the interest or other consideration provided for in this Agreement and the other Credit Documents to be greater than the maximum amount permitted by applicable law. Regardless of any provision in this Agreement or any of the other Credit Documents, the Lender shall not be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged under applicable law until such time, if any, as that interest, together with all other interest then payable, falls within the then applicable maximum lawful rate of interest. If the Lender shall receive, collect or apply any amount in excess of the then maximum rate of interest, the amount that would be excessive interest shall be applied first to the reduction of the principal amount of the Obligations then outstanding in the inverse order of maturity, and second, if such principal amount is paid in full, any excess shall forthwith be returned to the Borrower. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) consider all the Obligations as one general obligation of the Borrower, and (d) "spread" the total amount of the interest throughout the entire term of the Note so that the interest rate is uniform throughout the entire term of the Note.

SECTION 7.16 WAIVER OF TRIAL BY JURY. THE BORROWER AND THE LENDER HEREBY (1) IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, ANY OF THE OTHER FINANCING DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH AND (2) AGUE THAT EITHER PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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IN WITNESS WHEREOF, the Borrower, the Guarantor and the Lender have caused this Agreement to be dated as of June 29, 2010 and to be duly executed and delivered.

BORROWER:

WATERMAN STEAMSHIP CORPORATION, a New York corporation

GUARANTOR:

INTERNATIONAL SHIPHOLDING CORPORATION,  a Delaware corporation

LIST OF EXHIBITS AND SCHEDULES

Exhibit

A Credit Documents

Compliance Certificate

Schedules

Pemiitted Encumbrances

EXHIBIT A

Credit Documents

The "Credit Documents" referred to in this Agreement include this Agreement and the following:

(a) The Note.

(b) First Preferred Ship Mortgage dated of even date herewith and executed by Borrower in favor of the Lender.

(c) Guaranty Agreement dated of even date herewith and executed by Guarantor in favor of Lender.

EXHIBIT B
COMPLIANCE CERTIFICATE

Reference is made to that certain Credit Agreement between WATERMAN STEAMSHIP CORPORATION, a New York corporation (the "Borrower"), INTERNATIONAL SHIPHOLDING CORPORATION, a Delaware corporation ("Guarantor") and REGIONS BANK, an Alabama banking corporation (the "Lender") dated June 29, 2010 (the "Agreement"). Capitalized terms used in this certificate and the Schedule attached hereto, unless otherwise defined herein, have the meanings assigned to them in the Agreement.

The undersigned does hereby certify to the Lender on behalf of the Guarantor as follows:

1. He is the duly elected and serving [chief financial officer] [president] [chief executive officer] of the Guarantor.

2. He has reviewed the terms of the Agreement and the other Credit Documents and has made, or has caused to be made, a review of the transactions and conditions of the Guarantor and the Borrower through the date on which this certificate is delivered to the Lender. No Event of Default or event that upon notice or lapse of time or both would constitute an Event of Default under the Agreement has occurred and is continuing as of the date this certificate is delivered to the Lender except as follows: [Give detailed description or insert "none" if appropriate].

3. The computations relating to the Guarantor's financial condition set forth on
Schedule B-1 attached hereto were true and correct as of , 200(such date being the last day of the most recently ended quarter) and there has been no material adverse change in such amounts upon which such computations are based through the date on which this certificate is delivered to the Lender.

INTERNATIONAL SHIPHOLDING CORPORATION,
a Delaware corporation

SCHEDULE B-I

FINANCIAL 'COVENANTS COMPLIANCE

SCHEDULE I

PERMITTED ENCUMBRANCES

None